Exhibit 3.1

Section 9.  Voting Shares.  Each outstanding share, regardless of class, shall be entitled to one vote, except in the election of directors, and each fractional share shall be entitled to a corresponding fractional vote on each matter submitted to a vote at each meeting of shareholders, except to the extent that the voting rights of the shares of any class or classes are limited or denied by the articles of incorporation as premitted by the Nevada Business Corporation Code or except as otherwise provided by the terms of one or more classes or series of the corporation’s preferred stock.  Cumulative voting shall not be permitted in the election of directios or for any other purpose.  Each record holder of stock shall be entitled to vote in the election of directors and shall have as many votes for each of the shares owned by him as there are directors to be elected and for whose election he has the right to vote, except as otherwise provided by the terms of one or more classes or series of the corporation’s preferred stock.